                                                                     EXHIBIT 2.2


                             STOCKHOLDERS AGREEMENT

         STOCKHOLDERS AGREEMENT (this "Agreement"), dated as of September 10, 1999 is by and among eSoft, Inc., a Delaware corporation ("Parent"), the stockholders executing the signature pages hereof (each, a "Stockholder" and together, the "Stockholders"), each of whom is a Stockholder of Technologic, Inc., a Georgia corporation (the "Company"), and, with respect solely to Article II hereof, Croft & Bender LLC ("Croft & Bender"), a consultant to the Company .


                                    RECITALS


                  A. The Boards of Directors of Parent and the Company each have determined that a business combination between Parent and the Company is fair and in the best interests of their respective companies and Stockholders, and accordingly have agreed to effect the merger (the "Merger") provided for in that certain Agreement and Plan of Merger (the "Merger Agreement") between Parent, the Company, and eSoft Acquisition Corporation, a Georgia corporation and wholly owned subsidiary of Parent ("Merger Sub"), dated as of September 10, 1999 upon the terms and subject to the conditions set forth in the Merger Agreement.

                  B. Each Stockholder will receive in the Merger shares of common stock, $.01 par value, of Parent ("Parent Common Stock"), which Parent Common Stock will not be registered with the Securities and Exchange Commission (the "Commission") and will constitute Restricted Securities.

                  C. The Parent Common Stock issued to Stockholders in the Merger shall be issued pursuant to an exemption from registration pursuant to Rule 506 of the Securities Act of 1933, as amended (the "Securities Act").

                  D. In consideration of Parent's agreement to enter into the Merger Agreement and consummate the transactions contemplated thereby, and grant the Stockholders certain registration rights as set forth herein with respect to the Parent Common Stock to be received by the Stockholders, the Stockholders have agreed to make certain representations and warranties, and to indemnify Parent and Merger Sub with respect to certain matters under the Merger Agreement.

                  NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants, and agreements contained herein, the parties hereto hereby agree as follows:


                                    ARTICLE 1

                                 INDEMNIFICATION


                  1.1 SURVIVAL OF REPRESENTATIONS, ETC. Each Stockholder agrees that, notwithstanding any examination made by or on behalf of Parent or Merger Sub, the knowledge of Parent or Merger Sub or any of the respective officers, directors, Stockholders, employees, or agents of Parent or Merger Sub, or the acceptance by any party of any certificate or opinion, in each case with respect to the Company, the representations, warranties, covenants, and agreements of the Company set forth the Merger Agreement, or in any writing delivered by the Company in connection with the Merger Agreement, shall survive the consummation of the transactions contemplated thereby and shall expire on the date that is the earlier of twelve months from the Closing Date or the date on which Parent publishes audited financial statements for the fiscal year ended December 31, 1999 (the "Survival Date"). Notwithstanding any examination made by or on behalf of the Company, the knowledge of the Company or any of its officers, directors, stockholders, employees, or agents of the Company, or the acceptance by any party of any certificate or opinion, the representations, warranties, covenants, and agreements of Parent or Merger Sub set forth in the Merger Agreement, or in any writing delivered by Parent or Merger Sub


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in connection with the Merger Agreement, shall survive the consummation of the transactions contemplated hereby and shall expire on the date that is twelve months after the Effective Date.

                  1.2 INDEMNITY. Subject to the terms and conditions of this Article, each Stockholder shall indemnify and hold Parent harmless from and against all demands, claims, causes of action, assessments, including any Federal or state tax audits, losses, damages, liabilities, costs, and expenses, including, without limitation, reasonable attorneys' fees and any expenses incident to the investigation or enforcement of this Article 1 (collectively, "Losses"), that Parent may suffer, sustain or become subject to by reason of or arising out of (i) any breach of any covenant or agreement of the Company contained in the Merger Agreement or (ii) any inaccuracy in any representation or warranty of the Company contained in the Merger Agreement, the Company Disclosure Schedule, or any other agreement or instrument executed by the Company pursuant to the Merger Agreement. All of the foregoing are hereinafter collectively referred to as "Claims." Subject to Sections 9.3 and 9.8 of the Merger Agreement, Parent shall indemnify and hold each Stockholder harmless from and against all demands, claims, causes of action, assessments, including any Federal or state tax audits, losses, damages, liabilities, costs, and expenses, including, without limitation, reasonable attorneys' fees and any expenses incident to the investigation or enforcement of this Article 1, that such Stockholder may suffer, sustain or become subject to by reason of or arising out of (i) any breach of any covenant or agreement of Parent or Merger Sub contained in the Merger Agreement or (ii) any inaccuracy in any representation or warranty of Parent or Merger Sub contained in the Merger Agreement, the Parent Disclosure Schedule, or any other agreement or instrument executed by Parent pursuant to the Merger Agreement.

                  1.3 LIMITATIONS ON INDEMNIFICATION. The indemnification provided for in Section 1.2 hereof shall be subject to the following limitations and conditions:

                  (a) No Stockholder shall be liable for indemnification of Parent under Section 1.2 of this Agreement for any Losses incurred by Parent unless the aggregate amount of all Losses incurred by Parent and otherwise subject to indemnification pursuant to said Section 1.2 exceeds $100,000 and thereafter only for the amount of Losses in excess of $100,000.

                  (b) No Stockholder shall be liable for any Losses resulting from any inaccuracy in any representation or warranty of the Company contained in the Merger Agreement unless written notice of entitlement to make a Claim (whether or not any monetary Losses have actually been suffered) with respect to such Losses is given by Parent to Stockholder on or prior to the expiration of the survival of the particular representation or warranty at issue, as set forth in Section 1.1 above.

                  (c) Each Stockholder's aggregate liability for any and all Losses shall not exceed such Shareholder's Pro Rata Share of the Deferred Merger Consideration. Parent agrees that it shall seek to recover any Losses for which Stockholder is liable pursuant to this Article I only from such Stockholder's Pro Rata Share of the Deferred Merger Consideration without any right of recourse against such Stockholder for any amount of Losses that exceed the dollar amount of such Stockholder's Pro Rata Share of the Merger Consideration as valued in paragraph (d) immediately following this paragraph.

                  (d) In the event that a Stockholder is required to make any payment under this Agreement, Parent shall be entitled to recover the amount so determined from the Deferred Merger Consideration in accordance with this Agreement and the Escrow Agreement. Any Parent Common Stock so recovered by Parent shall be valued at a price of $4.00 per share. If there should be a dispute as to the amount or manner of determination of any indemnity obligation owed under this Agreement, Parent shall be entitled to recover such portion, if any, of the obligation as shall not be subject to dispute. The difference, if any, between the amount of the obligation ultimately determined as properly payable under this Agreement and the portion, if any, theretofore paid shall bear interest at a rate of eight percent (8%) per annum. Upon the payment in full of any claim, either by setoff or otherwise, Stockholder shall be subrogated to the rights of Parent against any person, firm, corporation, or other entity with respect to the subject matter of such claim.

                  (e) Notwithstanding anything to the contrary in the foregoing, each Stockholder shall be severally liable for any Losses as a result of any breach of the representation and warranty set forth in Section 5.24 of the Merger


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Agreement or the representation and warranty contained in the last sentence of
Section 5.29 of the Merger Agreement, and the limitations set forth in Section 1.3(a) through 1.3(d) above shall not apply with respect to any Claim regarding such Losses.

                  1.4 CONDITIONS OF INDEMNIFICATION OF THIRD PARTY CLAIMS. The obligations and liabilities of the parties hereunder with respect to Claims resulting from the assertion of liability by third parties ("Third Party Claims") shall be subject to the following terms and conditions:

                  (a) Each Stockholder hereby irrevocably makes, constitutes, and appoints Brian Cohen as its agent (the "Representative") and authorizes and empowers him to fulfill the role of Representative hereunder. In the event of the resignation of the Representative, the resigning Representative shall appoint a successor either from among the Stockholders or who shall otherwise be acceptable to Parent and who shall agree in writing to accept such appointment, and the resigning Representative's resignation shall not be effective until such a successor shall exist. If the Representative should die or become incapacitated, his successor shall be appointed within 30 days of his death or incapacity by a majority of the Stockholders, and such successor either shall be a Stockholder or shall otherwise be reasonably acceptable to Parent. The choice of a successor Representative appointed in any manner permitted above shall be final and binding upon all of the Stockholders and Parent. The decisions and actions of any successor Representative shall be, for all purposes, those of the Representative as if originally named herein.

                  (b) Each Stockholder hereby irrevocably makes, constitutes, and appoints the Representative as such person's true and lawful attorney in fact and agent, for such person and in such person's name, (i) to receive all notices and communications directed to such Stockholder under this Agreement and to take any action (or to determine to take no action) with respect thereto as he may deem appropriate as effectively as such Stockholder could act for himself or herself, including without limitation, the settlement or compromise of any dispute or controversy, and (ii) to execute and deliver all instruments and documents of every kind incident to the foregoing to all intents and purposes and with the same effect as such Stockholder could do personally, and each such Stockholder hereby ratifies and confirms as his or her own act, all that the Representative shall do or cause to be done pursuant to the provisions hereof. All notices and all other communications directed to Stockholders under this Agreement shall be given to the Representative.

                  (c) Each Stockholder irrevocably consents to the service of any process, pleading, notices, or other papers by the mailing of copies thereof by registered, certified, or first class mail, postage prepaid, to the Representative at such person's address set forth herein.

                  (d) Except as otherwise provided by applicable law, the death or incapacity of any Stockholder shall not terminate the authority and agency of the Representative.

                  (e) Each Stockholder hereby agrees to indemnify the Representative and to hold him harmless against any loss, liability, or expense incurred without negligent conduct or bad faith on the part of the Representative and arising out of or in connection with his duties as Representative, including the costs and expenses (including, without limitation, attorneys's fees) incurred by such Representative in defending against any claim of liability in connection herewith.

                  (f) In the event that any claim or demand for which the Stockholders would be liable to Parent or Merger Sub hereunder is asserted against or sought to be collected by a third party, Parent shall promptly notify the Representative of such claim or demand, specifying the nature of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim or demand) (the "Claim Notice"). The Representative shall promptly provide notice of each Claim Notice to each Stockholder owning more than 5% of the Company Common Stock (as defined in the Merger Agreement) at the Effective Time and shall consult with such holders concerning whether or not to dispute liability to Parent hereunder with respect to such claim or demand. The Representative shall have 10 business days from its receipt of the Claim Notice (the "Notice Period") to notify Parent (i) whether or not the Stockholders dispute their liability to Parent hereunder with respect to such claim or demand, and (ii) if they do not dispute such liability, whether or not they desire, at their sole cost and expense, to defend Parent against


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such claim or demand; provided, however, Parent is hereby authorized prior to and during the Notice Period to file any motion, answer, or other pleading that it shall deem necessary or appropriate to protect its interests; provided further, however, that Parent shall use its reasonable efforts to provide the Representative with prior notice of any such filing and a reasonable opportunity to comment thereon. In the event that the Representative notifies Parent within the Notice Period that the Stockholders do not dispute such liability and desire to defend against such claim or demand, then except as hereinafter provided, the Representative shall have the right to defend by appropriate proceedings, which proceedings shall be promptly settled or prosecuted to a final conclusion in such a manner as to avoid any risk of Parent becoming subject to liability for any other matter. If Parent desires to participate in, but not control, any such defense or settlement it may do so at its sole cost and expense. If, in the reasonable opinion of Parent, any such claim or demand involves an issue or matter that could have a material adverse effect on the business, operations, assets, properties, or prospects of the Company or Parent or an affiliate of Parent, Parent shall have the right to control the defense or settlement of any such claim or demand, and its reasonable costs and expenses thereof shall be included as part of the indemnification obligations of the Stockholders hereunder. If the Representative disputes the Stockholders' liability with respect to such claim or demand or elects not to defend against such claim or demand, whether by not giving timely notice as provided above or otherwise, then the amount of any such claim or demand, or, if the same be contested by the Representative or by Parent (but Parent shall not have any obligation to contest any such claim or demand), then that portion thereof as to which such defense is unsuccessful shall be conclusively deemed to be a liability of the Stockholders hereunder (subject, if the Representative has timely disputed liability, to a determination that the disputed liability is covered by these indemnification provisions).

                  (g) In the event that Parent should have a claim against the Stockholders hereunder that does not involve a claim or demand being asserted against or sought to be collected from it by a third party, Parent shall promptly send a Claim Notice with respect to such claim to the Representative. If the Representative does not notify Parent within the Notice Period that he disputes such claim, then the amount of such claim shall be conclusively deemed a liability of the Stockholders hereunder.

                  (h) Nothing herein shall be deemed to prevent Parent from making a claim hereunder for potential or contingent claims or demands provided the Claim Notice sets forth the specific basis for any such potential or contingent claim or demand and the estimated amount thereof to the extent then feasible and Parent has reasonable grounds to believe that such a claim or demand will be made.

                  1.5 ARBITRATION. Any dispute between the Representative and Parent with respect to Parent's right to seek indemnification with respect to any Claim pursuant to the provisions of this Article I shall be resolved by binding arbitration in accordance with the following provisions of this Section 1.5; provided, however, that either the Representative or Parent may seek injunctive relief or other equitable relief to preserve the status quo pending arbitration.

                  (a) The Representative or Parent may submit any dispute that is subject to arbitration under this Section 1.5 by giving written notice to the other parties to such dispute. Within ten business days after receipt of such notice by such other parties, the Representative shall appoint one arbitrator and Parent shall appoint one arbitrator and within ten Business Days thereafter the two arbitrators so appointed shall select a third arbitrator. If the Representative or Parent shall fail to make such appointment within such ten-day period, the other party may request the American Arbitration Association to appoint the second arbitrator. The American Arbitration Association may thereupon appoint the second arbitrator. If the two appointed arbitrators shall fail to select a third arbitrator within said ten-day period, the Representative and Parent shall mutually select the third arbitrator. If the Representative and Parent are unable to agree upon the third arbitrator, then either party may, upon at least five Business Days' prior written notice to the other party, request the American Arbitration Association to appoint the third arbitrator. The American Arbitration Association may thereupon appoint the third arbitrator. All arbitrators shall be experienced in corporate and financial matters and shall be impartial and unrelated, directly or indirectly, so far as employment of services or ownership of interests is concerned to any of the parties or any of their respective Affiliates. The arbitration shall be conducted in Denver, Colorado in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as then in effect, except as otherwise provided in this
Section 1.5.

                  (b) The three arbitrators shall investigate the facts and shall hold hearings at which the parties may conduct limited discovery, present evidence and arguments, be represented by counsel, and conduct cross examination. The


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three arbitrators shall render a written decision on the matter presented to them by majority vote as soon as practicable after the appointment of the third arbitrator and in any event not more than 45 days after such appointment. The decision of the arbitrators, which may include equitable relief, shall be final and binding on the parties hereto, and judgment upon the decision may be entered in any court having jurisdiction thereof. If the three arbitrators shall fail to render a decision within said 45-day period, either party may institute such action or proceeding in such court as shall be appropriate in the circumstances and upon the institution of such action, the arbitration proceeding shall be terminated and shall be of no further force and effect. The prevailing party shall be awarded reasonable attorneys' fees, expert and nonexpert witness costs and expenses, and other costs and expenses incurred in connection with the arbitration, and the fees and costs of the arbitrators shall be borne by the nonprevailing party unless, in either case, the arbitrators for good cause determine otherwise. In resolving any dispute, the arbitrators shall apply the provisions of this Agreement, without varying therefrom in any respect. The arbitrators shall not have the power to add to, modify, or change any of the provisions of this Agreement.


                                    ARTICLE 2

                    REGISTRATION RIGHTS; POOLING RESTRICTIONS


                  2.1 POOLING. Each Stockholder acknowledges that the Merger is intended to be treated for financial accounting purposes as a "pooling of interests" in accordance with generally accepted accounting principles. Each Stockholder listed on Exhibit A hereto hereby represents, warrants and agrees that Stockholder (i) will not make any sale, transfer or other disposition of Company Common Stock owned by such Stockholder during the period from the date hereof and ending at the earlier of the Effective Time and the termination of the Merger Agreement, and (ii) will not make any sale, transfer or other disposition of Parent Common Stock owned by such Stockholder after the Effective Time until such time as financial statements that include at least 30 days of combined operations of the Company and Parent after the Merger shall have been publicly reported, unless Stockholder shall have delivered to Parent prior to any such sale, transfer or other disposition, a written opinion from its independent public accountants, in form and substance reasonably satisfactory to Parent, to the effect that such sale, transfer or other disposition will not cause the Merger not to be treated as a "pooling of interests" for financial accounting purposes in accordance with generally accepted accounting principles and the rules, regulations and interpretations of the Commission, and (iii) will not make any sale, transfer or other disposition of any shares of Parent Common Stock received by such Stockholder pursuant to the Merger in violation of the Securities Act or the rules and regulations promulgated thereunder.

                  2.2 NOTICE OF PROPOSED DISPOSITIONS. Prior to any proposed disposition of any Restricted Securities (unless there is in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement) Stockholder shall give written notice to Parent of Stockholder's intention to effect such disposition. Each such notice shall describe the manner and circumstances of the proposed disposition, and shall be accompanied by either (i) a written opinion of legal counsel addressed to Parent and reasonably satisfactory in form and substance to Parent, to the effect that the proposed disposition of Restricted Securities may be effected without registration of such Restricted Securities or (ii) a "no action" letter from the Commission to the effect that such disposition without registration of such Restricted Securities will not result in a recommendation by the staff of the Commission that enforcement action be taken with respect thereto, whereupon Stockholder shall be entitled to transfer such Restricted Securities in accordance with the terms of the notice delivered by Stockholder to Parent. The provisions of this
Section 2.2 shall not apply to any Restricted Securities which are then freely tradeable pursuant to Rule 144(k) under the Securities Act, as amended from time to time, or any similar successor rule that may be promulgated by the Commission.

                  2.3 DEMAND REGISTRATION.

                  (a) Subject to the terms and provisions hereof, at any time during the period after January 24, 2000 and ending on the second anniversary of the Closing Date, if Parent shall receive a written request (specifying that it is being made pursuant to this Section 2.3) from any holder or holders (a "Holder") of at least 200,000 shares of Registrable Securities (as defined herein) that Parent file a registration statement under the Securities Act covering the registration of


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at least 200,000 shares (as presently constituted and subject to subsequent adjustments for stock splits, stock dividends, reverse stock splits, and the like) of the Registrable Securities, then Parent shall promptly notify all other Holders of such request and shall include all Registrable Securities that Holders have requested within 30 days after receipt of Parent's notice of such written request. Parent shall use its reasonable best efforts to file such additional registration statements within 45 days of its receipt of a qualifying original notice. Parent shall be obligated to effect no more than two registrations pursuant to this Section 2.3. As used herein, the term "Registrable Securities" means (i) all shares of Parent Common Stock issued pursuant to the Merger, (ii) any Parent Common Stock issued as a dividend or other distribution with respect to, or in exchange for, or in replacement of, Parent Common Stock issued pursuant to the Merger, but shall not include any shares of Parent Common Stock that (w) have been previously registered and sold to the public, (x) that may be distributed to the public pursuant to Rule 144 (or any similar provision then in force), (y) that have been sold in a private transaction in which the transferor's rights under this Agreement were not transferred, or (z) that have been transferred and a new certificate or other evidence of ownership for the same not bearing the legend set forth in Section
3.2 has been delivered by or on behalf of Parent and the shares evidenced thereby are not subject to any stop transfer order or similar restriction on resale.

                  (b) Notwithstanding the foregoing, Parent shall not be obligated to effect a registration pursuant to Section 2.3(a) with respect to a proposed distribution of Registrable Securities by a Holder thereof (i) during the period starting with the date 30 days prior to the Parent's estimated date of filing of, and ending on a date 90 days following the effective date of, a registration statement pertaining to a public offering of securities for the account of Parent, provided that Parent is actively employing in good faith all reasonable efforts to cause such registration statement to become effective and that Parent's estimate of the date of filing of such Registration is made in good faith, (ii) within a period of 90 days after the effective date of any previous Registration by Parent with respect to which Holders of Registrable Securities were given the opportunity pursuant to this Article 2 of this Agreement to include therein Registrable Securities, or (iii) during a period of up to 90 days if in the good faith judgment of the Board of Directors of Parent, such Registration would materially interfere with a pending financing, acquisition or disposition transaction, or other material transaction, and provided further, that Parent may not defer its obligation in the manner provided in this clause (iii) more than twice in any 12-month period. In addition, in the event of a deferral of a registration requested by a Holder pursuant to the provisions of this Section 2.3(b), the period provided for in the first sentence of Section 2.3(a) shall be extended for a period of time equal to the period of such deferral.

                  (c) Any registration statement filed pursuant to this Section
2.3 may include other securities of Parent, including securities with respect to which registration rights have been granted.

                  2.4 "PIGGYBACK" REGISTRATION.

                  (a) If at any time after the date hereof, Parent registers under the Securities Act any of its Parent Common Stock for sale on its own account other than on Form S-4 or S-8 or their then equivalents, and if, within 20 days after the date of filing of the registration statement relating to such Parent Common Stock, Holder(s) of at least 200,000 shares of Parent Common Stock shall so request in writing, Parent, subject to the provisions of this Agreement, shall use its best efforts to include in such registration statement all or any part of the Registrable Securities such Holder requests to be registered (a "Piggyback Registration") and to cause such registration statement to become effective. Subject to the terms and provisions hereof, at any time during the period after the Closing Date and ending on the second anniversary of the Closing Date, the holders of Registrable Securities may make an unlimited number of requests for inclusion of their Registrable Securities in Piggyback Registrations.

                  (b) If a Piggyback Registration is an underwritten registration initiated on behalf of Parent, and the managing underwriter advises Parent in writing that in its opinion the number of securities requested to be included in such registration exceeds the number that can be sold in such offering, Parent will give priority for inclusion in such registration to (a) first, the securities Parent proposes to sell, (b) second, securities that are held by persons with registration rights that are superior to the Holders pursuant to the issuance by Parent of its 5% Convertible Subordinated Debentures due 2002, (c) third, securities that are Registrable Securities, pro rata among the holders of such securities on the basis of the number of shares so requested to be included therein, and (d) fourth, other securities requested to be included in such registration, if any.


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                  (c) The investment banker(s) and manager(s) who shall
administer an underwritten offering in which the Stockholders exercise piggyback registration rights shall be selected by Parent.

                  (d) Any registration statement filed pursuant to this Section
2.4 may include other securities of Parent, including securities with respect to which registration rights have been granted.

                  2.5 EXPENSES OF REGISTRATION. All expenses incurred in effecting any registration pursuant to this Agreement, including, without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for Parent, fees under Blue Sky laws, and expenses of any regular or special audits incident to or required by any such registration (but shall not include underwriting discounts and selling commission applicable to the sale of Registrable Securities and fees and disbursements of counsel to the Holders) ("Registration Expenses") incurred in connection with any registration, qualification or compliance pursuant to
Section 2.2, 2.3 and 2.4 hereof shall be borne by Parent. All underwriting discounts and selling commission applicable to the sale of Registrable Securities (which discounts and selling commissions shall not exceed 10% of the proceeds from the sale of the Registrable Securities) and fees and disbursements of any counsel to the Holders ("Selling Expenses") relating to the Registrable Securities so registered shall be borne by the Holders of such Registrable Securities pro rata on the basis of the number of shares of Registrable Securities so registered on their behalf.

                  2.6 REGISTRATION PROCEDURES. In the case of each registration effected by Parent pursuant to this Article 2, Parent will keep each Holder advised in writing as to the initiation of each registration and as to the completion thereof. At its expense, Parent will:

                  (a) Keep such registration effective until the Holder or Holders have completed the distribution described in the registration statement relating thereto or until the securities covered by such registration statement cease to be "Registrable Securities" ;

                  (b) Notify each Holder of the need to, and prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;

                  (c) Timely make all appropriate filings as necessary to comply with the provisions of the Securities and Exchange Act of 1934, as amended;

                  (d) Furnish such number of prospectuses and other documents incident thereto, including any amendment of or supplement to the prospectus, as a Holder from time to time may reasonably request;

                  (e) Register or qualify the securities covered by such registration statement under the Blue Sky laws of such jurisdictions as shall be reasonably appropriate for the distribution of the securities covered thereby;

                  (f) Notify each seller of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in the light of the circumstances then existing; and

                  (g) Otherwise use its best efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months, but not more than eighteen months, beginning with the first month after the effective date of the registration statement, which earnings statement shall satisfy the provisions of
Section 11(a) of the Securities Act.


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


                  2.7 AGREEMENTS OF HOLDERS. The Holder or Holders of Registrable Securities included in any registration shall furnish to Parent such information regarding such Holder or Holders and the distribution proposed by such Holder or Holders as Parent may request in writing and as shall be reasonably required in connection with any Registration, qualification or compliance referred to in this Article 2. Each Holder agrees to refrain from sales pursuant to any Registration during the pendency of any notice from Parent as contemplated by Sections 2.6(b) or 2.6(e).

                  2.8 INDEMNIFICATION.

                  (a) Parent will indemnify each Holder, each of its officers, directors and partners, legal counsel, and accountants and each person controlling such Holder within the meaning of Section 15 of the Securities Act, with respect to which registration, qualification, or compliance has been effected pursuant to this Article 2; and each underwriter, if any, and each person who controls within the meaning of Section 15 of the Securities Act any underwriter, against all expenses, claims, losses, damages, and liabilities (or actions, proceedings, or settlements in respect thereof) based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus (including any related registration statement, notification, or the like) incident to any such registration, qualification, or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by Parent of the Securities Act or any rule or regulation thereunder applicable to Parent and relating to action or inaction required of Parent in connection with any such registration, qualification, or compliance, and will reimburse each such Holder, each of its officers, directors, partners, legal counsel, and accountants and each person controlling such Holder, each such underwriter, and each Person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, loss, damage, liability, or action, provided that Parent will not be liable in any such case to the extent that any such claim, loss, damage, liability, or expense arises out of or is based on any untrue statement or omission based upon written information furnished to Parent by or on behalf of any Holder or underwriter specifically for use in such registration, qualification or compliance. It is agreed that the indemnity agreement contained in this Section 2.8(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of Parent (which consent has not been unreasonably withheld).

                  (b) Each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification, or compliance is being effected, indemnify Parent, each of its directors, officers, partners, legal counsel, and accountants and each underwriter, if any, of Parent's securities covered by such a registration statement, each Person who controls Parent or such underwriter within the meaning of Section 15 of the Securities Act, each other such Holder, and each of their officers, directors, and partners, and each person controlling such Holder against all claims, losses, damages and liabilities (or actions in respect thereof) based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular, or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse Parent and such Holders, directors, officers, partners, legal counsel, and accountants, persons, underwriters, or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability, or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular, or other document in reliance upon and in conformity with written information furnished to Parent by such Holder, provided, however, that the obligations of such Holder hereunder shall not apply to amounts paid in settlement of any such claims, losses, damages, or liabilities (or actions in respect thereof) if such settlement is effected without the consent of such Holder (which consent shall not be unreasonably withheld).

                  (c) Each party entitled to indemnification under this Section
2.8 (the "Article 2 Indemnified Party") shall give notice to the party required to provide indemnity (the "Article 2 Indemnifying Party") promptly after such
Article 2 Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Article 2 Indemnifying Party to assume the defense of such claim or any litigation resulting therefrom, provided that counsel for the Article 2 Indemnifying Party, who shall be experienced in the defense of securities actions of the type brought and conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the
Article 2 Indemnified Party (whose approval shall not unreasonably be withheld), and the Article 2 Indemnified Party may participate in such defense at such party's expense, and provided further that the failure of any Article 2 Indemnified Party to give notice as provided herein shall not relieve the
Article 2 Indemnifying Party of its obligations under this Article 2, to the extent such failure is not prejudicial. No Article 2 Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each
Article 2 Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Article 2 Indemnified Party of a release from all liability in respect to such claim or litigation. Each Article 2 Indemnified Party shall furnish such information regarding itself or the claim in question as an Article 2 Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.

                  (d) If the indemnification provided for in this Section 2.8 is held by a court of competent jurisdiction to be unavailable to an Article 2 Indemnified Party with respect to any loss, liability, claim, damage, or expense referred to therein, then the Article 2 Indemnifying Party, in lieu of indemnifying such Article 2 Indemnified Party hereunder, shall contribute to the amount paid or payable by such Article 2 Indemnified Party hereunder as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative benefit received by the Article 2 Indemnifying Party on the one hand and of the Article 2 Indemnified Party on the other in connection with any registration or qualification effected pursuant to this Article 2 as well as any other relevant equitable considerations.

                  (e) The obligations of the parties under this Section 2.8 shall survive the completion of the offering of Registrable Securities under the registration statement and otherwise.

                  2.9 DELAY OF REGISTRATION. No Holder shall have any right to take any action to restrain, enjoin, or otherwise delay any registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Article 2.

                  2.10 SUSPENSION OF REGISTRATION RIGHTS. No Holder may request registration pursuant to Section 2.3 at a time that all Registrable Securities held by such Holder may immediately be sold under Rule 144 during any 90-day period.


                                    ARTICLE 3

               REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS


                  3.1 REPRESENTATION AND WARRANTIES OF THE STOCKHOLDERS. In connection with Parent's delivery of shares of Parent Common Stock pursuant to the Merger Agreement, each Stockholder hereby represents and warrants as follows:

                  (a) Such Stockholder has had the opportunity to read carefully and review the Information Statement dated August 30, 1999 and the information concerning Parent filed by Parent with the Commission.

                  (b) Such Stockholder confirms that no representations or warranties have been made to Stockholder other than those contained in the Merger Agreement and that Stockholder has not relied upon any representations or warranties not contained therein (other than the information concerning Parent filed with the Commission described in paragraph (a) above) in in voting on the Merger or entering into this Agreement.

                  (c) Such Stockholder is acquiring the Parent Common Stock solely for investment, for Stockholder's own account and not with a view to, or for sale in connection with, the distribution thereof in violation of law.

                  (d) Such Stockholder has been advised and understands that an investment in the Parent Common Stock involves a degree of risk.

                  (e) Such Stockholder confirms that all documents, records and books pertaining to Parent and to the investment requested by such Stockholder and/or such Stockholder's purchaser representative have been made available to such Stockholder and/or such Stockholder's purchaser representative(s), if any, and such Stockholder also confirms that such Stockholder and the purchaser representative(s) have been given an opportunity to make any further inquiries of Parent and its representatives that such Stockholder or the purchaser representative(s) desires to make in order to make a fully informed investment decision concerning investment in the Parent Common Stock.

                  (f) Such Stockholder, if an individual, is at least twenty-one
(21) years of age, or, if under twenty- one (21) years of age, this Agreement is being signed on behalf of such Stockholder by such Stockholder's legal representative, which representative is at least twenty-one (21) years of age.

                  (g) If such Stockholder is a partnership, corporation, trust or other entity, the person executing this Agreement has the necessary power and authority to do so.

                  (h) If such Stockholder has relied upon the advice of a purchaser representative, such Stockholder has so indicated on the signature page hereof and has provided the name and address of such purchaser representative thereon; if so, such Stockholder hereby confirms to Parent that Stockholder has heretofore received advice from each purchaser representative of such Stockholder stating that such purchaser representative is not an affiliate, director, officer or other employee of Parent, or beneficial owner of 10 percent or more of any class of the equity securities or 10 percent or more of the equity interest in Parent.

                  (i) Such Stockholder is aware of and understands the following:

                           (1) That no federal or state agency has made a
finding or determination as to the fairness of an investment in the Parent Common Stock or any recommendation or endorsement of the securities;

                           (2) The Parent Common Stock has not been registered
for sale under the Securities Act, or any state "Blue Sky" law; and

                           (3) There are substantial restrictions on the
transferability of the Parent Common Stock; the Parent Common Stock cannot be transferred unless registered under the Securities Act, or an exemption from such registration is available and established to the satisfaction of Parent; the Stockholder will not be able to avail himself of the provisions of Rule 144 adopted by the Commission under the Securities Act, unless the conditions of Rule 144 are met, and, accordingly, Stockholder may have to hold the Parent Common Stock and bear the economic risk of this investment for an indefinite period.

                           (4) The statements and information provided in the
Investor Questionnaire that accompanies this Agreement and all other information provided by Stockholder are complete and accurate in all respects.

                           (5) Such Stockholder represents that the address of
such Stockholder set forth at the end of this Agreement is the true and correct residence address of such Stockholder, and such Stockholder has no present intention of becoming a resident or domiciliary of any other state or jurisdiction.

                  Each Stockholder agrees that the representations and warranties set forth in this Section 3.1 shall survive the Merger and the delivery of shares as contemplated thereby.

                  3.2 LEGEND ON CERTIFICATE. Each Stockholder acknowledges and agrees that each certificate representing Parent Common Stock will be endorsed with a restrictive legend similar to the following:

                  THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAW. THE SECURITIES CANNOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT IN

                  COMPLIANCE WITH THE RESTRICTIONS ON TRANSFERABILITY CONTAINED IN THE STOCKHOLDERS AGREEMENT RELATING TO THE SECURITIES AND APPLICABLE FEDERAL AND STATE SECURITIES LAWS AND NO TRANSFER WILL BE RECOGNIZED UNLESS MADE IN COMPLIANCE WITH SUCH LAWS.

                  In addition, certificates representing such securities will bear such other legends as may be required by the securities laws of the state in which Stockholder resides.

                  3.3 INDEMNIFICATION. Each Stockholder acknowledges that he understands the meaning and legal consequences of the representations, warranties and agreements contained in Section 3.1 hereof, that Parent is relying on the accuracy of the representations, warranties and agreements by Stockholder as contained herein, and that he would not be permitted to acquire any Parent Common Stock if any representation or warranty were known to be materially false or inaccurate. Accordingly, each Stockholder hereby agrees to indemnify and hold harmless Parent from and against any and all loss, damage, liability, cost or expense (including attorneys' fees) relating to or arising out of a breach of any representation, warranty or agreement of such Stockholder contained in Section 3.1 of this Agreement.

                  3.4 NO ASSIGNMENT OR TRANSFER. Each Stockholder agrees not to transfer or assign this Agreement, or any interest of Stockholder therein.


                                    ARTICLE 4

                               GENERAL PROVISIONS


                  4.1 BOARD OBSERVATION RIGHTS. During the period beginning on the Closing Date and ending on the date that is two years following the Closing Date, for so long as Brian E. Cohen or any other Stockholder is not otherwise serving as a director of Parent, Parent shall (a) timely notify the Representative of the time and place of all meetings of the Board of Directors of Parent, (b) deliver to the Representative all materials provided by Parent to members of Parent's Board of Directors, (c) shall afford the Representative the opportunity to attend all meetings of Parent's Board of Directors (except for such meetings or portions of meetings in which, in the opinion of counsel to Parent, matters protected by attorney-client or other privilege are being discussed and the Representative's presence would interfere with the protections afforded by such privilige), and (d) shall pay the Representative's reasonable direct expenses incurred in attending such board meetings using the same guidelines governing the payment of expenses of other members of Parent's Board of Directors.

                  4.2 "PRO RATA SHARE; OTHER CAPITALIZED TERMS." As used in this Agreement, the term "Pro Rata Share" of any amount shall mean the fraction that is determined by dividing the number of shares of Company Common Stock held by a Stockholder immediately prior to the Effective Time of the Merger by the total number of shares of Company Common Stock held immediately prior to the Effective Time of the Merger by all Stockholders who are parties to this Agreement. Other capitalized terms used, but not defined herein, shall have the meanings ascribed to them in the Merger Agreement.

                  4.3 NOTICES. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission and by same day or overnight courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

If to Parent or Merger Sub:             If to the Stockholders:

eSoft, Inc.                             Brian E. Cohen
Suite 500                               Technologic, Inc.
295 Interlocken Boulevard               Suite 950
Broomfield, Colorado 80021              2990 Gateway Drive
Attn: Jeffrey Finn                      Norcross, Georgia 30071
Telephone: (303) 444-1600               Telephone: (770) 448-0334
Facsimile:  (303) 444-1640              Facsimile:   (770) 448-4547

With copies to:                         With copies to:

Davis, Graham & Stubbs LLP              Smith, Gambrell & Russell, LLP
370 17th Street, Suite 4700             1230 Peachtree Street, N.E., Suite 3100
Denver, Colorado 80202                  Atlanta, Georgia 30309
Attn: Lester R. Woodward, Esq.          Attn: Brian T. Nash, Esq.
Telephone:  303-892-7392                Telephone: (404) 815-3712
Facsimile:   303-893-1379               Facsimile:   (404) 685-7012

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered, or delivered by courier or on the third day after the mailing thereof.

                  4.4 ASSIGNMENT, BINDING EFFECT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.

                  4.5 ENTIRE AGREEMENT. This Agreement and any schedules or agreements delivered in connection with this Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No information previously provided, addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

                  4.6 AMENDMENT. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                  4.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws.

                  4.8 COUNTERPARTS. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto. Executed counterparts transmitted by fax shall be effective as originals.

                  4.9 HEADINGS. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

                  4.10 INTERPRETATION. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

                  4.11 WAIVERS. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

                  4.12 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction unless the same is material to the terms of this Agreement, in the judgment of either party to this Agreement, in which case the parties shall negotiate in good faith to revise the same so as to be valid or enforceable. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

                  4.13 ENFORCEMENT OF AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

                  4.14 CONSENT. Whenever the consent or approval of a party is required by the terms of this Agreement, unless otherwise provided, the same shall not be unreasonably withheld or delayed


                                  * * * * * * *

                  IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.


                                                 "PARENT"

                                                 eSOFT, INC.



                                                 By:   /s/ Jeffrey Finn
                                                    ----------------------------
                                                    Name:  Jeffrey Finn
                                                    Title: President


Croft & Bender LLC executes this Agreement and agrees to be bound solely by the provisions of Article II of this Agreement.

                                                 "CROFT & BENDER"

                                                 CROFT & BENDER LLC


                                                 By: /s/ Edward S. Croft, III
                                                    ----------------------------
                                                    Name:  Edward S. Croft, III
                                                    Title: Managing Director


                       STOCKHOLDER SIGNATURE PAGES FOLLOW

                                                                               NAME AND
                                                                 NUMBER       ADDRESS OF
   STOCKHOLDER                                                     OF          PURCHASER                 STOCKHOLDER
       NAME                          ADDRESS                     SHARES      REPRESENTATIVE               SIGNATURE
                                                                                (IF ANY)
Brian E. Cohen                                                 1,111,100                           /s/ Brian E. Cohen
                                                                                                   ---------------------------
Perry B. Flinn                                                   740,750                           /s/ Perry B. Flinn
                                                                                                   ---------------------------
Eric S. Bleke                                                    666,700                           /s/ Eric S. Bleke
                                                                                                   ---------------------------
Michael C. McChesney                                             537,750                           /s/ Michael C. McChesney
                                                                                                   ---------------------------
Steven M. Kramer                                                 344,400                           /s/ Steven M. Kramer
                                                                                                   ---------------------------
Robin K. Cutshaw                                                 148,150                           /s/ Robin K. Cutshaw
                                                                                                   ---------------------------
Charles T. Watt                                                  133,300                           /s/ Charles T. Watt
                                                                                                   ---------------------------
Ken "Dutch" Schultz                                              112,500                           /s/ Ken "Dutch" Schultz
                                                                                                   ---------------------------
John R. Adams                                                     88,850                           /s/ John R. Adams
                                                                                                   ---------------------------
Nicholas Hammond                                                  88,850                           /s/ Nicholas Hammond
                                                                                                   ---------------------------
Ferrell Moultrie                                                  44,400                           /s/ Ferrell Moultrie
                                                                                                   ---------------------------
Marc Winn                                                         15,000                           /s/ Marc Winn
                                                                                                   ---------------------------

                                    EXHIBIT A

                              CONTROL STOCKHOLDERS



Brian E. Cohen
Perry Flinn
Michael McChesney
Eric Bleke
Charles Meyers

Any other person who has been an officer or a member of the Board of Directors of the Company at any time during the thirty (30) days prior to the Closing.